Exhibit 99.1

Minority Equality Opportunities Acquisition Inc. Announces it Will Redeem its Public Shares and Will Not
Consummate an Initial Business Combination

Waxahachie, TX, July 03, 2023 (GLOBE NEWSWIRE) --  Minority Equality Opportunities Acquisition Inc. (the “Company”) (Nasdaq: MEOA), a special purpose acquisition company, announced today that, since the Company did not complete an initial business combination on or prior to June 30, 2023, the deadline by which the Company must complete an initial business combination pursuant to its Amended and Restated Certificate of Incorporation (the “Amended Charter”), the Company intends to dissolve and liquidate in accordance with the provisions of the Amended Charter, and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in the Company’s initial public offering (the “Public Shares”), at an estimated per-share redemption price of approximately $10.91 (after deducting anticipated liquidation expenses and tax obligations of the Company).

As of the close of business on July 3, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed Continental Stock Transfer & Trust Company, the trustee of the trust account, to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed on or about July 17, 2023.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding Class B common stock issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that The Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Shawn D. Rochester

Chief Executive Officer

(214) 444-7321